UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2020

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street		2161401
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Protalix BioTherapeutics, Inc., a Delaware corporation (the “Company”), is providing an update regarding the timing of the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10-Q”). The Securities and Exchange Commission (the “SEC”) issued an Order under Section 36 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies, dated March 25, 2020 (Release No. 34-88465), which provides conditional relief to registrants subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act that are unable to meet a filing deadline due to circumstances related to the novel coronavirus disease (“COVID-19”) pandemic.

In accordance with local Israeli directives issued in response to the COVID-19 pandemic, the Company has restructured its work day within its facilities to consist of two shifts thereby reducing the number of employees present in the facilities at any given time and facilitating their ability to practice social distancing. Such efforts have resulted in minor delays in the performance of certain administrative activities outside of the Company’s clinical programs. In particular, restrictions relating to the COVID-19 pandemic have limited access to the Company’s corporate offices and required its financial and accounting staff to primarily work remotely. The restrictions have resulted in limited access to the Company’s financial records and data and disrupted interactions among the personnel involved in the completion of the Form 10-Q, hindering the Company’s ability to gather and vet financial information and slowing the Company’s completion of its quarterly financial review and the preparation of the Form 10-Q. As a result, the Company will require additional time to prepare and finalize the Form 10-Q due to circumstances related to COVID-19.

The Company expects to file the Form 10-Q by the extended deadlines therefor and in any event no later than 45 days after May 11, 2020.

Risk Factors

In light of recent developments relating to the COVID-19 global pandemic, the Company is supplementing the risk factors previously disclosed in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 with the following risk factor, which should be read in conjunction with the other risk factors presented in the Annual Report on Form 10-K:

The COVID-19 pandemic, or any other pandemic, epidemic or outbreak of an infectious disease, may adversely affect our business, results of operations and financial condition.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Europe, Israel or elsewhere, our business and operations may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. The virus has spread globally. In response to the spread of COVID-19 in Israel, and with local directives issued in response thereof, we have restructured the work day within our facilities to consist of two shifts thereby reducing the number of employees present in the facilities at any time, and facilitating their ability to practice social distancing. Such efforts have resulted in some delays in the performance of administrative activities outside of the clinical programs. The spread of an infectious disease, including COVID-19, may also result in the inability of our suppliers to deliver components or raw materials on a timely basis. In addition, hospitals may reduce staffing and reduce or postpone certain treatments in response to the spread of an infectious disease, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. While the extent of the impact of the current COVID-19 pandemic on our business and financial results depends on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others, a continued and prolonged public health crisis such as the COVID-19 pandemic may adversely affect our business, results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2020	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Dror Bashan
		Name:	Dror Bashan
		Title:	President and Chief Executive Officer